Exhibit 10.4

EMPLOYMENT AGREEMENT

AGREEMENT entered into as of February 1, 2001, by and between MEREDITH CORPORATION, an Iowa corporation (the "Company"), and WILLIAM T. KERR ("Kerr").

W I T N E S S E T H:

WHEREAS, Kerr has been employed by the Company since September 10, 1991, pursuant to an Employment Agreement of that same date;

WHEREAS, the Company wishes to continue to employ Kerr pursuant to the terms and conditions hereof, and in order to induce Kerr to enter into this agreement (the "Agreement") and to secure the benefits to accrue from his performance hereunder is willing to undertake the obligations assigned to it herein; and

WHEREAS, Kerr is willing to continue his employment with the Company under the terms hereof and to enter into the Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

    Position; Duties; Responsibilities.
      Kerr shall serve as Chairman of the Board, Chief Executive Officer and President of the Company. Kerr shall at all times report to and be subject to the supervision, control and direction of the Board of Directors of the Company. Kerr shall at all times be the most senior executive officer of the Company and all other officers shall report to him. Kerr shall have such other responsibilities and authorities consistent with the status, titles and reporting requirements set forth herein as are appropriate to said positions, subject to change (other than diminution in position, authority, duties or responsibilities) from time to time by the Board of Directors of the Company. Anything to the contrary above notwithstanding, the Board of Directors may elect another employee of the Company to the office of President, which shall not constitute a breach by the Company of its obligation to Kerr under this paragraph so long as the compensation to be paid to Kerr under this Agreement is not reduced as a result of such election.
      During the course of his employment, Kerr agrees to devote his full time and attention and give his best efforts and skills to furthering the business and interests of the Company, which may include Kerr volunteering his time and efforts on behalf of charitable, civic, professional organizations and boards of other corporations.
    Term.

    The term of employment under this Agreement shall commence as of February 1, 2001, and shall continue through June 30, 2006, unless sooner terminated in accordance with this Agreement, and thereafter as herein provided. Kerr's term of employment shall automatically renew for subsequent one (1) year terms, the first of which would begin on July 1, 2006, subject to the terms of this Agreement unless either party gives written notice six (6) months or more prior to the expiration of the then existing term of its decision not to renew (the "Term").

    Salary.
      The Company shall pay Kerr a base salary during the term of employment at the minimum annual rate of Six Hundred Ninety Thousand Dollars ($690,000) ("Base Salary"), payable in accordance with the standard payroll practices of the Company.
      It is understood that the Base Salary is to be Kerr's minimum annual compensation during Kerr's employment with the Company. The Base Salary may increase at the discretion of the Compensation/Nominating Committee of the Company's Board of Directors ("Compensation Committee"). Base Salary shall include all such increased amounts.
    Long-Term Incentive Plans.

    During the course of his employment, Kerr shall be eligible to participate in all long-term incentive plans, including, without limitation, stock incentive plans adopted by the Company and in effect (collectively, "Long-Term Incentive Plans"), at levels of awards to be granted by the Compensation Committee commensurate with the level of Kerr's responsibilities and performance thereof.

    Bonus.
      During the course of his employment, Kerr shall be eligible to participate in the Meredith Management Incentive Plan (or any successor or replacement annual incentive plan of the Company) ("MIP"), for such periods as it continues in effect, subject to the terms of the MIP, and to the discretion vested in the Compensation Committee under the MIP; provided, however, that the percentage of Base Salary payable as a target bonus under the MIP shall not be less than fifty-five percent (55%) (actual Company financial results may result in an actual bonus paid to Kerr equal to less than or more than fifty-five percent (55%) of Base Salary).
      All bonuses pursuant to this Section 5 shall be paid to Kerr in conformance with the Company's normal bonus pay policies following the end of the respective fiscal year. For the purpose of this Section 5, the phrase "paid with respect to the fiscal year" shall include payments made outside of the fiscal year but for such fiscal year and shall exclude payments made in the fiscal year that are for another fiscal year.
    Short-Term Disability.

    During any period of short-term disability, the Company will continue to pay to Kerr the Base Salary throughout the period of short-term disability, but in no event beyond the end of Term. In addition, Kerr will continue to receive all rights and benefits under the benefit plans and programs of the Company in which Kerr is a participant as determined in accordance with the terms of such plans and programs, and Kerr shall be eligible to receive the benefit of the bonus for the year or years in which the short-term disability occurs without reduction for the period of short-term disability. In the event of Kerr's death during a period of short-term disability, the provisions of Section 9.1 shall apply. For the purposes of this Agreement, short-term disability shall be defined as the incapacitation of Kerr by reason of sickness, accident or other physical or mental disability which continues for a period not to exceed the fifth month anniversary of the date of the cause or onset of such incapacitation. In the event Kerr becomes permanently disabled (as determined under Section 9.2), the provisions of Section 9.2 shall apply.

    Employee Benefit Plans.
      During Kerr's employment with the Company and subject to all eligibility requirements, and to the extent permitted by law, Kerr will have the opportunity to participate in all employee benefit plans and programs generally available to the Company's employees in accordance with the provisions thereof as in effect from time to time, including, without limitation, medical coverage, group life insurance, holidays and vacations, Meredith Savings and Investment Plan (401k) and the Meredith Employees' Retirement Income Plan, but not including the Company's short-term and long-term disability plans, except to the extent that such disability plans provide greater benefits than the disability benefits provided under this Agreement, in which case the applicable disability plan would supersede the applicable provisions of this Agreement.
      In addition to benefits described in Section 7.1, Kerr shall also receive or participate in, to the extent permitted by law, the various perquisites and plans generally available to officers of the Company in accordance with the provisions thereof as in effect from time to time including, without limitation, the following perquisites to the extent the Company continues to offer them: an automobile or automobile allowance, country club dues, dining club dues, tax and estate planning, supplemental medical plan and executive life insurance (if insurable). In addition, Kerr shall participate in the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan.
      In addition to the other pension benefits, qualified and non-qualified, to be provided Kerr under this Section 7, the Company agrees to continue to provide a non-qualified retirement program for Kerr as described in the attached Exhibit A ("SERP"); however, Kerr's entitlements to benefits under such non-qualified retirement programs are subject to termination under the provisions of Sections 9.3, 9.5 and 9.8 below. Except as provided in Sections 9.3, 9.5 and 9.8, the SERP shall not be subject to termination or amendment by the Company without the consent of Kerr, which may be withheld for any or no reason.

    If at any time the SERP cannot operate because of prohibitions of law and Kerr is otherwise eligible to receive benefits under the terms of the SERP, the Company agrees to make a payment or payments to Kerr or, if applicable, to his estate to provide the economic equivalent (giving effect to the time use of money and tax-affecting such payment) to him or his beneficiaries, provided that no such payments shall be made if such payments would be prohibited by law. It is the intention of the parties, should the circumstances contemplated by the preceding sentence occur, that payments to Kerr in lieu of payments under the SERP shall be made at the time and in the manner permissible that most nearly approximates the time, manner, and tax treatment of the payments that would have been made under the SERP.

    Expense Reimbursements.

    During Kerr's employment with the Company, Kerr will be entitled to receive reimbursement by the Company for all reasonable, out-of-pocket expenses incurred by him (in accordance with policies and procedures established by the Company), in connection with his performing services hereunder, provided Kerr properly accounts therefor. In consideration of Kerr's use of his own residence while conducting business in New York City, the Company agrees to pay Kerr Two Hundred Twenty-five Dollars ($225) for each night Kerr is reasonably required to spend in New York City on account of his attention to the Company's business in New York City or environs.

    Consequences of Termination of Employment.
      Death. In the event of the death of Kerr during the term of this Agreement or during the period when payments are being made pursuant to Sections 6 or 9.2, this Agreement shall terminate and all obligations to Kerr shall cease as of the date of death except that, (a) the Company will pay to the legal representative of his estate the Base Salary until the end of the month of the first anniversary of Kerr's death (but not beyond June 30, 2006), and (b) all rights and benefits of Kerr under the benefit plans and programs of the Company including, without limitation, the SERP in which Kerr is a participant, will be provided as determined in accordance with the terms and provisions of such plans and programs. Any bonus (or amounts in lieu thereof) pursuant to Section 5, payable for the fiscal year in which Kerr's death occurs, shall be determined by the Compensation Committee at its meeting following the end of such fiscal year pro rata to the date of death and promptly paid to Kerr's estate. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards.
      Disability. If Kerr shall become permanently incapacitated by reasons of sickness, accident or other physical or mental disability, as such incapacitation is certified by a physician chosen by the Company and reasonably acceptable to Kerr (if he is then able to exercise sound judgment), and shall therefore be unable to perform his normal duties hereunder, then the employment of Kerr hereunder and this Agreement may be terminated by Kerr or the Company upon thirty (30) days' written notice to the other party following such certification. Should Kerr not acquiesce (or should he be unable to acquiesce) in the selection of the certifying doctor, a doctor chosen by Kerr (or if he is not then able to exercise sound judgment, by his spouse or personal representative) and reasonably acceptable to the Company shall be required to concur in the medical determination of incapacitation, failing which the two doctors shall designate a third doctor whose decision shall be determinative as of the end of the calendar month in which such concurrence or third-doctor decision, as the case may be, is made. The Company shall thereafter pay to Kerr, at such times as Base Salary provided for in Section 3 of this Agreement would normally be paid, 100% of Base Salary for the first twelve months following such termination, 75% of Base Salary for the next twelve-month period and 50% of Base Salary for the remaining period of what would have constituted the current term of employment but for termination by reason of disability (but in no event beyond June 30, 2006). Following the termination pursuant to this Section 9.2, the Company shall pay or provide to Kerr such other rights and benefits of participation under the employee benefit plans and programs of the Company including, without limitation, the SERP in which Kerr is a participant, to the extent that such continued participation is not otherwise prohibited by applicable law or by the express terms and provisions of such plans and programs. All benefits provided under this Section 9.2 shall be in replacement of and not in addition to benefits payable under the Company's short-term and long-term disability plans. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards.
      Due Cause. The Company may terminate Kerr's employment, remove him as an officer and director of the Company and terminate this Agreement at any time for Due Cause. In the event of such termination for Due Cause, Kerr shall continue to receive Base Salary payments provided for in this Agreement only through the date of such termination for Due Cause and shall be entitled to any previously earned but unpaid bonus amounts, and Kerr shall be entitled to no further benefits under this Agreement, except that any rights and benefits Kerr may have under the employee benefit plans and programs of the Company, in which Kerr is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. Kerr understands and agrees that in the event of the termination of employment, removal as an officer and director and termination of this Agreement pursuant to this Section 9.3: (a) All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards; (b) the Company shall have no further obligation to pay any bonus to Kerr under the terms of the MIP or this Agreement; and (c) the Company shall have no obligation to provide benefits under the SERP, but that the obligations of Kerr under Section 10 shall remain in full force and effect. The term "Due Cause" shall mean repeated and gross negligence in fulfillment of, or repeated failure of Kerr to fulfill his material obligations under this Agreement (other than any such failure resulting from Kerr's mental or physical incapacity as determined by a physician chosen pursuant to the methodology in Section 9.2), in either event after due written notice thereof, or serious willful misconduct by Kerr in respect of his obligations hereunder. Due Cause should not include, without limitation, (w) refusal by Kerr of an assignment not consistent with the status, titles and reporting requirements set forth herein or contemplated hereby, or (x) bad judgment or negligence of Kerr, or (y) any act or omission (other than one constituting a material breach of trust committed in willful or reckless disregard of the interests of the Company and undertaken for personal gain) in respect of which a determination could properly have been made by the Board of Directors of the Company that Kerr met the applicable standard of conduct prescribed for indemnification or reimbursement under the Bylaws of the Company or the laws of Iowa, in each case in effect at the time of such act or omission, or (z) any act or omission with respect to which notice of termination is given more than twelve (12) months after the earliest date on which any non-employee director of the Company who was not a party to such act or omission knew or should have known of such act or omission. Notwithstanding the foregoing, Kerr shall not be deemed to have been terminated for Due Cause unless and until there shall have been delivered to Kerr a copy of a resolution duly adopted by the affirmative vote of at least three-quarters (3/4) of the Board (excluding Kerr) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Kerr and Kerr is given an opportunity, together with counsel for Kerr, to be heard before the Board) finding that in the good faith opinion of the Board, Kerr was guilty of conduct set forth in the fourth sentence of this Section 9.3 and specifying the particulars thereof.
      At Will. The other provisions of this Agreement notwithstanding, the Company may terminate Kerr's employment, remove him as an officer and director and terminate this Agreement at any time for whatever reason it deems appropriate, with or without cause and with or without prior notice. In the event of such a termination of Kerr's employment and this Agreement, Kerr shall have no further obligations of any kind under or arising out of the Agreement (except for the obligations of Kerr under Section 10) and the Company shall be obligated only to pay Kerr the following: (a) Base Salary and the bonus amounts provided in Section 5 of this Agreement through the end of the then current term of employment (the "Remaining Term") as provided in Section 2 of this Agreement, but no less than a total of twelve (12) months of Base Salary and target bonus under the MIP or successor plans; and (b) any other amounts due and owing not then paid; provided, however, that in the event that as a result of such termination of employment Kerr would otherwise be entitled to a severance payment (a "Change of Control Severance Payment") under Section 4 of the Amended and Restated Severance Agreement dated as of February 1, 2001, between Kerr and the Company (the "Severance Agreement"), Kerr shall be entitled to the amounts described in clause (b) above and the greater of (i) the cash severance benefits described in clause (a) of this sentence and (ii) the cash severance benefits described in Section 4(a) of the Severance Agreement, but in no event to both payments.

      After the date of termination under this Section 9.4 or Sections 9.6 or 9.7, Kerr shall not be treated as an employee for purposes of the Company's employee benefit plans or programs even though he may continue to receive payments as provided in this Section 9.4, except that Kerr and his eligible dependents shall continue, to the extent permitted by law, to be covered by health and welfare insurance plans or programs in which Kerr and his eligible dependents participate immediately prior to Kerr's termination of employment for the Remaining Term; provided, however, that if during such time period Kerr should enter into employment with a new employer and become eligible to receive comparable insurance benefits, the continued insurance benefits described herein shall be secondary to those provided under the plans of such employer during such applicable period of eligibility. In the event that Kerr is ineligible, for whatever reason, to continue to be so covered with respect to any of the above-referenced plans or programs, the Company shall provide substantially equivalent coverage through other sources (determined on an after-tax basis). In the event Kerr would otherwise be entitled to a Change of Control Severance Payment under the Severance Agreement as a result of a termination of employment under this Section 9.4, Kerr may elect to receive the continued health and welfare insurance benefits under this Section 9.4 or under Section 4(b) of the Severance Agreement.

      Kerr's (and any of his eligible dependents') entitlement to continued health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and Section 4980B of the Code shall commence as of the next day following the date on which the Remaining Term ends.

      All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards.

      Kerr agrees that the payments described in this Section 9.4 shall be full and adequate compensation to Kerr for all damages Kerr may suffer as a result of the termination of his employment pursuant to this Section 9.4 or Sections 9.6 or 9.7 and hereby waives and releases the Company from any and all obligations or liabilities to Kerr arising from or in connection with Kerr's employment with the Company or the termination of his employment including, without limitation, all rights and claims Kerr may have under federal, state or local statutes, regulations or ordinances or under any common law principles of breach of contract or the covenant of good faith and fair dealing, defamation, wrongful discharge, intentional infliction of emotional distress or promissory estoppel; provided, however, that any rights and benefits Kerr may have under the employee benefit plans and programs of the Company, including, without limitation, the SERP, in which Kerr is a participant, shall be determined in accordance with the terms and provisions of such plans and programs and, except as provided in this Section 9.4 with respect to cash severance payments and continued health and welfare insurance plans, under the Severance Agreement in the event of a termination of employment which would otherwise entitle Kerr to a Change of Control Severance Payment.

      Employee Voluntary. In the event Kerr terminates his employment of his own volition prior to the end of the term of this Agreement, except for a termination as described in Sections 9.6 or 9.7 and except for termination for Good Reason as specifically provided otherwise in the Severance Agreement (as if the Severance Agreement were applicable in the event of such termination of employment), such termination shall constitute a voluntary termination and in such event the Company's only obligation to Kerr shall be to make Base Salary payments provided for in this Agreement through the period ending with the date of such voluntary termination. Except as may be otherwise expressly provided in Sections 6, 7.3, and 9.2, but subject to the following provisions of this Section 9.5, any rights and benefits Kerr may have under the employee benefit plans and programs of the Company, in which he is a participant, shall be determined in accordance with the terms and provision of such plans and programs. Kerr understands and agrees that in the event of the termination of employment pursuant to this Section 9.5: (a) All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards; (b) the Company shall have no further obligation to pay any bonus to Kerr under the terms of the MIP or this Agreement; and (c) the Company shall have no obligation to provide benefits under the SERP, but that the obligations of Kerr under Section 10 shall remain in full force and effect.
      Failure to Re-elect as Chairman of the Board of Directors. In the event Kerr is not re-elected to or is removed from the position of Chairman of the Board (for reasons other than for Due Cause or physical or mental incapacity) prior to the end of the term of this Agreement, Kerr shall have the right to terminate his employment with the Company within ninety (90) days of being notified of such action, and such termination shall be deemed to be termination by the Company without "Due Cause," and such termination shall be treated in accordance with the terms of Section 9.4 above.

      If Kerr shall terminate his employment and such termination is deemed to be termination by the Company without Due Cause pursuant to this Section or Section 9.7, Kerr shall be entitled to the same rights and benefits, and free of all further obligations of any kind under or arising out of this Agreement (except for obligations under Section 10), all as provided in connection with a termination pursuant to Section 9.4 above. Kerr agrees that the payments described in Section 9.4 shall be full and adequate compensation to Kerr for all damages he may suffer as a result of the termination of his employment pursuant to this Section or Section 9.7, and hereby waives and releases the Company from any and all obligations or liabilities to Kerr arising from or in connection with Kerr's employment with the Company or the termination of his employment including, without limitation, all rights and claims Kerr may have under federal, state or local statutes, regulations or ordinances or under any common law principles of breach of contract or the covenant of good faith and fair dealing, defamation, wrongful discharge, intentional infliction of emotional distress or promissory estoppel; provided, however, that any rights and benefits Kerr may have under the employment benefit plans and programs of the Company, including, without limitation, the SERP, in which Kerr is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards.

      In the event of a sale or other disposition (including any split-up of the Company) of all or substantially all of the assets of the Company ("Sale of Assets"), which is not treated as a Change of Control of the Company under the Severance Agreement, if Kerr is not permitted to become the Chairman of the Board and Chief Executive Officer, or Chief Executive Officer and President of the company (or other entity or person) acquiring or receiving all or substantially all of the assets of the Company, Kerr shall have the right to voluntarily resign his employment with the Company within the thirty (30) day period following such Sale of Assets and such voluntary resignation shall be considered a termination of employment pursuant to Section 9.4 hereof and Kerr shall be entitled to all of the benefits described therein.

      Failure to Re-elect as Chief Executive Officer, Director or Member of Executive Committee. If at any time prior to the end of the term of this Agreement Kerr is not re-elected to or is removed from the office of Chief Executive Officer, or as a Director of the Company or as a member of the Executive Committee of the Company's Board of Directors (for reasons other than for Due Cause), Kerr shall have the right to terminate his employment with the Company by giving written notice within ninety (90) days after the date of such action, and such termination shall be deemed to be termination by the Company without "Due Cause," and such termination shall be treated in accordance with the terms of Section 9.4 above.
      Retirement Before Age 65. In the event Kerr elects to retire from employment with the Company and commence the available benefits under certain of the Company's benefit plans and programs prior to attaining age 65, Kerr shall receive retirement benefits under the SERP only to the extent and in the amounts as determined by the Board of Directors of the Company. Termination of employment pursuant to Sections 9.4, 9.6, or 9.7, shall not be deemed to be retirement within the meaning of this Section and Kerr shall be entitled to retirement benefits under the SERP. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards.
    Covenants of Kerr.
      Kerr acknowledges that as a result of the services to be rendered to the Company hereunder, Kerr will be brought into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, not readily available to the public. Kerr further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company is national in scope; that its goods and services are marketed throughout the United States; and that the Company competes with other organizations that are or could be located in nearly any part of the United States.
      In recognition of the foregoing, Kerr covenants and agrees that, except as is necessary in providing services under this Agreement or to the extent necessary to comply with law or the valid order of a court or government agency of competent jurisdiction, Kerr will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not intentionally disclose them to anyone outside of the Company either during or after his employment. For the purposes of this Agreement, "Confidential Information and Trade Secrets" of the Company means information which is secret to the Company, its subsidiaries and affiliated entities. It may include, but is not limited to, information relating to the magazines, books, publications, products, services, television stations, real estate franchise operations, new and future concepts and business of the Company, its subsidiaries and affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans. As a guide, Kerr is to consider information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside the Company, its subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in Kerr's mind as to whether information is secret and confidential to the Company, its subsidiaries and affiliated entities, Kerr agrees to request an opinion, in writing, from the Company.
      Anything to the contrary in this Section 10 notwithstanding, Kerr shall disclose to the public and discuss such information as is customary or legally required to be disclosed by a Company whose stock is publicly traded, or that is otherwise legally required to disclose, or that is in the best interests of the Company to do so.
      Kerr will deliver promptly to the Company on the termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its subsidiaries and affiliated entities, and all property owned by the Company, its subsidiaries and affiliated entities, which Kerr obtained while employed by the Company, and which Kerr may then possess or have under his control.
      During and for a period of one (1) year after the termination of employment with the Company (except that the time period of such restrictions shall be extended by any period during which Kerr is in violation of this Section 10.5), Kerr will not: (a) knowingly interfere with, disrupt or attempt to disrupt, any then existing relationship, contractual or otherwise between the Company, its subsidiaries or affiliated entities, and any customer, client, supplier, or agent, it being understood that the right to seek or enter into contractual arrangements with independent contractors, including, without limitation, consultants, professionals, authors, advertisers and the like, shall not be abridged by reason of this Section 10; or (b) knowingly solicit, or assist any other entity in soliciting for employment, any person known to Kerr to be an agent or executive employee of the Company, its subsidiaries or affiliated entities.
      Kerr will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of the Company, its subsidiaries and affiliated entities (collectively "Developments"), conceived or developed during Kerr's employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, through the use of the Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request Kerr shall deliver to the Company all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company's rights hereunder. Kerr agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company hereunder. If the Company is unable because of Kerr's mental or physical incapacity to secure Kerr's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company hereunder, then Kerr hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Kerr hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations belonging to the Company hereunder.
      Kerr agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 10 may be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.
      Although the restrictions contained in Sections 10.1, 10.2, 10.4 and 10.5 above are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in Section 10.1, 10.2, 10.4 and 10.5 shall be enforced to the maximum extend permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.
      Notwithstanding that Kerr's employment hereunder may expire or be terminated as provided in Sections 2 or 9 above, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of Kerr contained in this Section 10. In addition, the Company obligations under Section 9 shall continue in full force and effect with respect to Kerr or his estate.
    Arbitration.

    The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Kerr agree that, with the express exception of any dispute or controversy arising under Section 9.2 or Section 10 of this Agreement or as may be required under Section 3(g) of the Severance Agreement, any controversy or claim arising out of or in any way relating to Kerr's employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in New York, New York, or such other place agreed to by the parties, as follows:

        Any such arbitration shall be heard before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, all arbitrators shall be appointed in the first instance by the President of the New York State Bar Association or, in the event of his unavailability by reason of disqualification or otherwise, by the Chairman of the Executive Committee of said Bar Association. In determining the number and appropriate background of the arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his decision as to the number of arbitrators and their identities shall be final.
        An arbitration may be commenced by any party to this Agreement by the service of a written Request for Arbitration upon the other affected party. Such Request for Arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is not appointed by the appointing authority within thirty (30) days following such reference, any party may apply to any court within the State of New York for an order appointing arbitrators qualified as set forth below. No Request for Arbitration shall be valid if it relates to a claim, dispute, disagreement or controversy that would have been time barred under the applicable statute of limitations had such claim, dispute, disagreement or controversy been submitted to the courts of the State of New York.
        The Company agrees to reimburse Kerr, to the full extent permitted by law, for all legal fees and costs which Kerr may reasonably incur as a result of any contest by the Company, Kerr or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Kerr about the amount of any payment pursuant to this Agreement), provided that Kerr prevails on at least one material claim against the Company or such other party in connection with such contest. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.
        Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
        It is intended that controversies or claims submitted to arbitration under this Section 11 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed by third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration. In addition, Kerr shall be entitled to disclose the facts disclosed in arbitration, the issues arbitrated, and the views or opinions of any persons concerning them to legal and tax advisors so long as such advisors agree to be bound by the terms of this Agreement.
    Successors and Assigns.
      Assignment by the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
      Assignment by Kerr. Kerr may not assign this Agreement or any part thereof; provided, however, that nothing herein shall preclude one or more beneficiaries of Kerr from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate.
    Governing Law.

    This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York without reference to the principles of conflict of laws.

    Entire Agreement.

    This Agreement and the attached Exhibits contain all the understandings and representations between the parties hereto pertaining to the subject of the employment of Kerr by the Company and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto other than those agreements listed on the attached Exhibit B.

    Amendment or Modification; Waiver.

    No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Kerr and by a duly authorized officer of the Company and approved in advance by the Compensation Committee. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

    Notices.

    Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, such as Federal Express, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

    If to Company:

    Chairman of the Compensation/Nominating Committee
    Board of Directors
    Meredith Corporation
    1716 Locust Street
    Des Moines, Iowa 50309-3023

    with a copy to:

    John Zieser, Esquire
    Vice President-General Counsel & Secretary
    Meredith Corporation
    1716 Locust Street
    Des Moines, Iowa 50309-3023

    If to Kerr:

    William T. Kerr
    P.O. Box 1545
    Litchfield, Connecticut 06759

    with a copy to:

    Edward Rover, Esquire
    White & Case
    1155 Avenue of the Americas
    New York, N.Y. 10036

    Severability.

    In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

    Withholding.

    Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Kerr or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Company may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation. In lieu of withholding or deducting, such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

    Deferred Payments.

    Any amounts required under this Agreement to be paid to Kerr that Kerr can and does elect to defer under any Company benefit plan or program shall be deemed to have been paid to him for purposes of this Agreement; provided, however, that if the Company breaches the terms of any deferred compensation plan, arrangement or agreement with respect to which such amounts are to be paid, Kerr may claim a breach of this Agreement.

    Survivorship.

    The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

    Duty to Mitigate; Set-off.

    Kerr shall not be required to seek employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Kerr as the result of employment by another employer after the date of termination of Kerr's employment, or otherwise, except as may be provided under Section 9.4 with respect to health and welfare insurance benefits. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Kerr or others.

    Headings.

    Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

    Knowledge and Representation.

Kerr acknowledges that the terms of this Agreement have been fully explained to him, that Kerr understands the nature and extent of the rights and obligations provided under this Agreement, and that Kerr has been represented by legal counsel in the negotiation and preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MEREDITH CORPORATION

By: /s/ William T. Kerr	By: /s/ E.T. Meredith III
William T. Kerr	E. T. Meredith III
Chairman of the Executive Committee

Dated: February 1, 2001	Dated: February 1, 2001

EXHIBIT A

MINIMUM SUPPLEMENTAL
RETIREMENT BENEFIT PROGRAM

In addition to Meredith Employees' Retirement Income Plan, a qualified defined benefit pension plan, and Meredith Replacement Benefit Plan and Meredith Supplemental Benefit Plan, both nonqualified retirement plans, Meredith Corporation, an Iowa corporation (the "Company"), will provide a Minimum Supplemental Retirement Benefit to Kerr ("Employee") as described in this Exhibit A to the extent, if any, Employee qualifies for such benefit under the terms of this Exhibit A.

A Minimum Supplemental Retirement Benefit shall be payable to Employee unless:

Employee voluntarily terminates his employment (provided that, a termination under the last paragraph of Section 9.6 of the Agreement, under Section 9.7 of the Agreement, for death or disability under the Agreement or the Severance Agreement, or as a result of Good Reason under the Severance Agreement, will not be treated as voluntary termination) with the Company or voluntarily retires at or after attaining age 55 but before attaining age 65; or

Employee's employment with the Company is terminated for Due Cause under Section 9.3 of this Agreement, irrespective of Employee's attained age.

Notwithstanding the next preceding sentence, if Employee's employment with the Company terminates as described in subparagraph (A) above, the Board of Directors of the Company, at its sole discretion, may approve payment to Employee of part or all of the Minimum Supplemental Retirement Benefit, and shall designate the date on which such benefit, if any, shall become payable to Employee. The Minimum Supplemental Retirement Benefit, if any, Employee qualifies for shall be payable under the same options and in the same manner as Employee's benefits are payable under the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan.

No death benefits shall be payable under the Minimum Supplemental Retirement Benefit Program except as follows:

    In the event of Employee's death while employed by the Company, an amount equal to the lump sum actuarially equivalent value of Employee's accrued benefit under this Minimum Supplemental Retirement Program as of the date of his death shall be paid in a lump sum to Employee's beneficiary under the Meredith Supplemental Benefit Plan.

    If Employee's death occurs after his retirement from the Company, an amount equal to the lump sum actuarially equivalent value of the portion, if any, of the benefit to which he was entitled under this Minimum Supplemental Retirement Program at the time of his retirement but had not received shall be paid in a lump sum to Employee's beneficiary under the Meredith Supplemental Benefit Plan.

    Payment of the lump sum death benefit, if any, to which Employee's spouse or beneficiary under the Meredith Supplemental Benefit Plan is entitled to receive as a result of Employee's death, as described above, shall be made as soon as practicable after Employee's death, without interest.

    The Minimum Supplemental Retirement Benefit shall be determined as (A) minus (B) minus (C) minus (D):

    The annual benefit payable on a life annuity basis determined under the formula for the Minimum Supplemental Retirement Benefit set forth below payable at retirement, if applicable.
    Employee's benefits determined under Meredith Employees' Retirement Income Plan, Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan at the particular age at which benefits commence under (A) above, but with such benefits expressed as an annual benefit payable on a life annuity basis commencing at the particular age at which benefits commence under (A) above.
    Employee's vested benefits under all qualified and nonqualified defined benefit pension and supplemental retirement programs maintained by The New York Times Company in which Employee participated prior to his employment with the Company, but with such benefits expressed as an annual benefit payable on a life annuity basis commencing at the particular age at which benefits commence under (A) above.
    Beginning at age 62, the estimated annual Primary Social Security benefits payable with respect to Employee at age 62, determined under the assumption that Employee had earned maximum taxable earnings for Social Security determination purposes for all years, including the year of attainment of age 62.

Benefits described in (B) and (C) above shall be converted to an annual benefit payable on a life annuity basis commencing at the particular age at which benefits commence under (A) above on the basis of the appropriate actuarial factors, assumptions and tables used in determining actuarially equivalent benefits under Meredith Employees' Retirement Income Plan.

Subject to the requirements described above for entitlement to such benefit, Employee's Minimum Supplemental Retirement Benefit (prior to the reductions set forth above) is an annual amount payable on a life annuity basis commencing upon retirement after age 55 equal to the product obtained by multiplying (i) Employee's Final Average Pay as determined as of Employee's retirement date by (ii) 50%.

Subject to the following provisions of this Exhibit A, Employee's "Final Average Pay" means the average of the July 1 through June 30 salaries (Base Salary plus incentive compensation earned or bonus earned) for the period of five (5) consecutive fiscal years of the Company ended immediately prior to Employee's actual retirement date.

Determination of actuarially equivalent benefits (including the lump sum actuarially equivalent value of a benefit) for purposes of this Exhibit A shall be made on the basis of the appropriate actuarial factors, assumptions and tables used in determining actuarially equivalent benefits (including the lump sum actuarially equivalent value of a benefit) under Meredith Employees' Retirement Income Plan, as of the date of the determination.

As of June 30, 2000, the "Final Average Pay" for the five-year period ending on that date was $1,271,000.

The "Agreement" shall mean the Employment Agreement entered into as of the 1st day of February, 2001, by and between the Company and Employee.

The "Severance Agreement" shall mean the Amended and Restated Severance Agreement entered into as of the 1st day of February, 2001, by and between the Company and Employee.